Exhibit 99.2
News Release

CONTACT:
Marli Quesinberry
Director of Investor Relations and Corporate Communications
(404) 407-1898
marliquesinberry@cousinsproperties.com

website address: www.cousinsproperties.com

COUSINS PROPERTIES CONTINUES STRATEGIC PORTFOLIO REPOSITIONING

ATLANTA - (August 5, 2014) - Cousins Properties Incorporated (NYSE: CUZ) announced today several transactions which continue to drive significant progress with its strategic portfolio repositioning plan. Over the last ten days, the Company has signed definitive agreements to acquire two trophy office assets in targeted submarkets within Charlotte, NC and Atlanta, GA. Fifth Third Center, a 698,000 square foot office tower in the Uptown submarket of Charlotte is under contract to purchase for a gross price of $215 million. Northpark Town Center, a 1.5 million-square-foot office complex in the Central Perimeter submarket of Atlanta is under contract to purchase for a gross price of $348 million. These acquisitions will be funded with proceeds from the Company’s recently completed common equity offering, and the anticipated sale or joint venture of certain assets.

A detailed update of the Company’s Strategic Portfolio Repositioning, as well as an overview on the acquisitions, can be found on Cousins’ website: www.cousinsproperties.com.

“When these transactions are complete, our property portfolio will be located exclusively in our five targeted Sunbelt markets,” said Larry Gellerstedt, President and Chief Executive Officer of Cousins. “We will have a portfolio of unsurpassed quality in our markets, supported by an exceptionally strong balance sheet that we believe is ready for whatever lies ahead.”

Highlights of Fifth Third Center (Charlotte):

•	Class-A office tower comprising 698,000 square feet

•	Tryon Street address, across from Bank of America Corporate Center

•	82 percent occupancy with in-place rents below market

•	High-floor vacancy available, one of few large blocks available in the Uptown submarket

•	Acquisition anticipated to close August 8, 2014

Highlights of Northpark Town Center (Atlanta):

•	Class-A office complex comprising 1.5 million square feet

•	Centrally located in the heart of the Central Perimeter submarket

•	87 percent occupancy with in-place rents below market

•	Cousins’ leasing team has already secured an executed letter of intent for 68,000 square feet

•	Acquisition anticipated to close October 1, 2014

About Cousins Properties
Cousins Properties Incorporated is a fully integrated, self-administered and self-managed real estate investment trust (REIT). The Company, based in Atlanta, GA, primarily invests in Class-A office assets located in high growth Sunbelt markets, with a focus on Georgia, Texas and North Carolina. The Company has a comprehensive strategy in place based on a simple platform, trophy assets and opportunistic investments.

Certain matters discussed in this press release, such as the anticipated closing of the acquisitions, potential funding sources of the acquisitions, including expected asset sales, as well as expected future liquidity and leverage of the Company, are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risk and actual results may differ materially from projections. Readers should carefully review the risk factors described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other documents Cousins files from time to time with the Securities and Exchange Commission. Such forward-looking statements are based on current expectations and speak as of the date of such statements. Cousins undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.